EX-23.d.2.dd.i
EXHIBIT A
SUBADVISORY AGREEMENT
AMONG
NATIONWIDE VARIABLE INSURANCE TRUST,
NATIONWIDE FUND ADVISORS
AND OPPENHEIMER FUNDS, INC.
Effective October 1, 2008
Amended March __, 2009*

Funds of the Trust	Subadvisory Fee
NVIT Multi-Manager Small Cap Growth Fund*	0.60% on Subadviser Assets

Oppenheimer NVIT Large Cap Growth Fund**	0.25% on assets up to $1.5 billion
0.24% on assets of $1.5 billion and more

*	As approved at the Board of Trustees Meeting held on September 18, 2008.

**	As approved at the Board of Trustees Meeting held on December 3, 2008
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     IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:
Name:

Title:

ADVISER
NATIONWIDE FUND ADVISORS

By:

Name:

Title:

SUBADVISER
OPPENHEIMERFUNDS, INC.

By:

Name:

Title: